Exhibit 99.1

News Release

Artio Global Investors Inc.

Artio Global Investors Inc. Announces Principals’ Exchange of New Class A Units and Related Synthetic Secondary Share Offering

New York – (BUSINESS WIRE) – May 21, 2010 – Artio Global Investors Inc. (NYSE: ART) (the “Company”) today announced that Richard Pell and Rudolph-Riad Younes (collectively the “Principals”) have exercised their rights under the Exchange Agreement to exchange New Class A Units of Artio Global Holdings LLC (“Units”) for shares of Class A common stock of the Company (“Shares”) on a one-for-one basis. In connection with the Exchange, and the expected subsequent exchange, the Company has filed a Form S-1 in anticipation of a synthetic secondary offering of approximately 3.7 million Shares (subject to increase if the underwriters exercise their option to purchase additional Shares). The proceeds of the offering will be used to purchase Units or to repurchase Shares from the Principals in an amount sufficient to cover their estimated tax liabilities (calculated at a deemed tax rate) arising on the Exchange and the expected subsequent exchange.

Exchange of Units

On May 18, 2010, the Principals exercised their rights pursuant to the Exchange Agreement entered into in connection with the Company’s initial public offering (“IPO”) and each exchanged 3.0 million Units for an equal number of restricted Shares (the “Exchange”). Pursuant to the terms of the Exchange Agreement an equal number of the Principals’ shares of Class B common stock were cancelled. The Principals have informed the Company that, in connection with the offering described below, they each expect to exchange or sell to the Company all but 600,000 of the Units each holds. Accordingly, we expect each Principal to exchange an aggregate of 5.35 million Units (including the 3.0 million each exchanged on May 18, 2010).

Offering of Shares

Under the terms of the Exchange Agreement, the Principals are subject to a five-year lock-up on their ownership interests in the Company, under which each Principal is permitted to sell up to 20% of his Shares on or after the first anniversary of the pricing of the IPO, and an additional 20% per year on or after each of the following four anniversaries. However, each Principal may sell Shares in connection with any exchange up to an amount necessary to generate proceeds (after deducting discounts and commissions) sufficient to cover related taxes calculated at an assumed tax rate. All shares beyond those permitted to be sold in respect of taxes remain subject to the five-year lock-up.

Consequently, the Company expects to conduct a synthetic secondary public offering of approximately 3.7 million Shares, the proceeds of which will be used to purchase Units from the Principals to cover deemed taxes arising as a result of their exchange on May 18, 2010 and their exchange contemplated in connection with the offering. The precise number of Shares to be sold will depend upon the price obtained in the offering and could change as a result of any changes to the tax laws.

GAM Holding Ltd. has informed the Company that it will not exercise its piggyback registration rights in connection with the offering.

Principals’ Ownership Interest

Prior to the Exchange and the anticipated offering the Principals each owned 7.8 million Units, representing an ownership interest in the Company on a fully exchanged basis of approximately 13.0%, or together approximately 26.0%. Following the transactions described in this release, and assuming that the underwriters’ option to purchase additional shares is not exercised, we expect that each Principal will own approximately 5.35 million Shares and 600,000 Units, representing an ownership interest in the Company on a fully exchanged basis of approximately 9.9%, or together approximately 19.8%.

Rule 134 Legend

A registration statement relating to the securities to be sold in the Company’s expected public offering has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The information in this press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of a prospectus, when available, may be obtained from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com.

About Us

Artio Global Investors Inc. is the indirect holding company of Artio Global Management LLC (“Artio Global Management”), a registered investment adviser headquartered in New York City that actively invests in global equity and fixed income markets, primarily for institutional and intermediary clients.

Best known for International Equities, Artio Global Management also offers a select group of other investment strategies, including High Grade Fixed Income, High Yield and Global Equity, as well as a series of US Equity strategies. Access to these strategies is offered through a variety of investment vehicles, including separate accounts, commingled funds and SEC-registered mutual funds.

Since 1995, our investment professionals have built a successful long-term track record by taking an unconventional approach to investing. Based on a philosophy of style-agnostic investing across a broad range of opportunities, we have consistently pursued a global approach that we believe provides critical insights, thereby adding value for clients over the long-term.

Investor Contact:	Media Contact:
Peter Sands	Neil Shapiro
Head of Investor Relations	Intermarket Communications
+1 212 297 3891	+1 212 754 5423
ir@artioglobal.com	nshapiro@intermarket.com